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Exhibit 11.1

                       Ball Corporation and Subsidiaries
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (Millions of dollars except per share amounts)

                                                            Three months ended         Nine months ended
                                                         -----------------------    ------------------------
                                                         October 1,   October 2,    October 1,    October 2,
                                                            1995         1994          1995          1994
                                                         ----------   ----------    ----------    ----------
Earnings per Common Share - Assuming No Dilution
------------------------------------------------

Net (loss) income                                        $  (57.3)    $   23.3      $  (19.1)     $   51.0
Preferred dividends, net of tax                              (0.7)        (0.8)         (2.3)         (2.4)
                                                         ---------    ---------     ---------     ---------
Net (loss) earnings attributable to common
   shareholders                                          $  (58.0)    $   22.5      $  (21.4)     $   48.6
                                                         =========    =========     =========     =========

Weighted average number of  common shares
   outstanding (000s)                                      30,099       29,742        30,010        29,618
                                                         =========    =========     =========     =========
Net (loss) earnings per share of common stock            $  (1.93)    $   0.76      $  (0.71)     $   1.64
                                                         =========    =========     =========     =========
Earnings per Share - Assuming Full Dilution
-------------------------------------------

Net (loss) income                                        $  (57.3)    $   23.3      $  (19.1)     $   51.0
Series B ESOP Preferred dividend, net of tax                 (0.7)         --           (2.3)          --
Adjustments for deemed ESOP cash contribution in
   lieu of Series B ESOP Preferred dividend                    *          (0.6)           *           (1.8)
                                                         ---------    ---------     ---------     ---------
Net (loss) earnings attributable to common
   shareholders                                          $  (58.0)    $   22.7      $  (21.4)     $   49.2
                                                         =========    =========     =========     =========
Weighted average number of common shares
   outstanding (000s)                                      30,099       29,742        30,010        29,618

Dilutive effect of stock options                              *            133            *            139
Common shares issuable upon conversion of Series B
   ESOP Preferred stock                                       *          2,139            *          2,145
                                                         ---------    ---------    ---------     ----------
Weighted average number shares applicable to fully
   diluted (loss) earnings per share                       30,099       32,014        30,310        31,902
                                                         =========    =========     =========    ==========
Fully diluted (loss) earnings per share                  $  (1.93)    $   0.71      $  (0.71)    $    1.54
                                                         =========    =========     =========    ==========

* No conversion is assumed as the effect is antidilutive.
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